Exhibit 4.4

WARRANT AGREEMENT

This agreement is made as of July 2, 2018 between Allegro Merger Corp., a Delaware corporation, with offices at 777 Third Avenue, 37th Floor, New York, NY 10017 (“Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 1 State Street Plaza, New York, New York 10004 (“Warrant Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of up to 14,950,000 units, each unit (“Unit”) comprised of one share of common stock of the Company, par value $.0001 per share (“Common Stock”), one right and one warrant, where each warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, will issue and deliver up to 14,950,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering (including up to 1,950,000 Public Warrants to be issued to certain underwriters upon the exercise of an overallotment option); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-225270 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants; and

WHEREAS, the Company has received binding commitments (“Subscription Agreements”) from its initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in the Public Offering (“Cantor Fitzgerald”), to purchase up to an aggregate of 372,500 Units and in connection therewith, the Company will issue and deliver up to an aggregate of 372,500 Warrants (the “Private Warrants”) upon consummation of such private placement (“Private Offering”); and

WHEREAS, the Company may issue up to an additional 100,000 Warrants (“Working Capital Warrants”) in satisfaction of certain working capital loans made by the Company’s officers, directors, initial stockholders, and affiliates; and

WHEREAS, following consummation of the Public Offering, the Company may issue additional warrants (“Post IPO Warrants” and together with the Public Warrants, Private Warrants and Working Capital Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination (defined below); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed, or bear the facsimile signature of, by the Chairman of the Board or Chief Executive Officer and the Treasurer, Secretary, or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2. Registered Holder. Prior to and until due presentment for registration of transfer of any Warrant pursuant to Section 5, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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2.4. Detachability of Warrants. The securities comprising the Units will not be separately transferable until the fifty-second (52nd) day following the consummation of the Public Offering unless Cantor Fitzgerald provides written notice to the Company of its decision to allow earlier separate trading (the “Detachment Date”). Notwithstanding the foregoing, separate trading of the Warrants shall not begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3. Terms and Exercise of Warrants

3.1. Warrant Price. Each Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder to purchase from the Company one share of Common Stock, at the price of $11.50 per share, subject to the adjustments provided in this Section 3.1 and Section 4 hereof (the “Warrant Price”). The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 business days; provided, however, that the Company shall provide at least 20 business days’ prior written notice of such reduction to Registered Holders of the Warrants; provided, further, that any such reduction shall be applied consistently to all of the Warrants.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”): (A) commencing on the later of (i) 30 days after the completion by the Company of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”) (as described more fully in the Registration Statement) or (ii) 12 months from the consummation of the Public Offering, and (B) terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the consummation of a Business Combination, (ii) the liquidation of the Company if the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated certificate of incorporation, as the same may be amended from time to time, and (iii) except as provided for in Section 6.4 of this Agreement, the Redemption Date as provided in Section 6.2 of this Agreement (“Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 7.4 below. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant (other than any Private Warrants or Working Capital Warrants held by the initial holders thereof) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least 20 days’ prior written notice of such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

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3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder by surrendering it at the office of the Warrant Agent (or at the office of its successor as Warrant Agent) in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company); or

(b) in the event of redemption pursuant to Section 6 hereof in which the Company’s management has elected to require all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrant pursuant to Section 6 hereof; or

(c) in the event the post-effective amendment or registration statement required by Section 7.4 hereof is not effective and current, then during the period beginning on the 61st day after the closing of the Business Combination and ending upon the effectiveness of such post-effective amendment or registration statement, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the day prior to the date of exercise.

3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which he, she, or it is entitled, registered in such name or names as may be directed by him, her, or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Act with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the Common Stock issuable upon such Warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In no event will the Company be required to net cash settle the Warrant exercise. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise would be unlawful.

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3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any certificate for Common Stock is issued pursuant to Section 3.3.2 shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5 Maximum Percentage. In the event that a Registered Holder of a Warrant, together with its affiliates, would beneficially own in excess of 9.8% of the fully-diluted value of the Company (the “Maximum Percentage”) after exercise of such Registered Holder’s Warrant(s), the Registered Holder may notify the Company that it elects to cut back such exercise, and the Warrant Agent shall not exercise any Warrant held by the Registered Holder or its affiliates in excess of the Maximum Percentage. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) business days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provide, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

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4. Adjustments.

4.1. Stock Dividends - Split Ups. If after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split up of the Common Stock, or other similar event, then, on the effective date of such event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock. A rights offering to all holders of the Common Stock entitling holders to purchase Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to: the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. If the rights offering is for securities convertible into or exercisable for the Common Stock, in determining the price payable for the Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion. For purposes of this Section 4.1 only, “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, with the right to receive such rights.

4.2. Aggregation of Shares. If after the date hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split, reclassification of the Common Stock, or other similar event, then, on the effective date of such event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Extraordinary Dividends.  If the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities, or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than: (a) as described in subsection 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the conversion rights of the holders of the Common Stock in connection with a proposed initial Business Combination, (d) as a result of the repurchase of shares of Common Stock by the Company in connection with an initial Business Combination or as otherwise permitted by the Investment Management Trust Agreement between the Company and the Warrant Agent dated of even date herewith, or (e) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of the Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

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4.4 Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.5. Replacement of Securities upon Reorganization, etc.

(a) In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1, 4.2, or 4.3 hereof or that solely affects the par value of such shares of Common Stock), or any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her, or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ).

(b) If the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash, or other assets receivable upon such consolidation or merger referenced in Subsection (a) above, then the kind and amount of securities, cash, or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election.

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(c) If a tender, exchange, or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange, or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) and the maker of such tender or exchange offer, together with any “Group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) or “Affiliate” (within the meaning of Rule 12b-2 under the Exchange Act, and including any members of any Group of which such Affiliate is a part), will beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock upon completion of such tender or exchange offer, the holder of a Warrant shall be entitled to receive as the Alternative Issuance the highest amount of cash, securities, or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer, and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4;

(d) If less than 70% of the consideration receivable by the holders of the Common Stock in the event referenced in Subsection (a) is payable in the form of common stock of the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction, minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount: (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event.

(e) If any reclassification or reorganization also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made before the application of this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers, consolidations, sales, or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

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4.6. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice of the occurrence of such event to each Registered Holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7. No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.8. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to avoid an adverse impact on the Warrants and effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking, or other appraisal firm of recognized national standing, which shall give its opinion as to whether any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if such firm determines that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion. Notwithstanding the foregoing, the Warrant shall not be adjusted pursuant to this Section 4 as a result of any issuance of securities in connection with a Business Combination.

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5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. From time to time, a Registered Holder may submit to the Warrant Agent a written request for exchange or transfer of a Warrant, together with the surrender of the Warrant, properly endorsed with signatures, properly guaranteed, and accompanied by appropriate instructions for transfer. Thereupon, the Warrant Agent shall register the transfer upon the Warrant Register, shall issue a new Warrant representing an equal aggregate number of Warrants, and shall cancel the old Warrant. However, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant or issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend. The Warrant Agent shall deliver cancelled Warrants to the Company from time to time upon request.

5.2. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

5.3. Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.4. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.5. Detachment Date. Prior to the Detachment Date, the Warrants may be transferred and exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Unit shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.5 shall have no effect on any transfer of Warrants on and after the Detachment Date.

5.6 Transferability of Private Warrants. The Private Warrants may be transferred, together with the Private Units before the Detachment Date, or separately after the Detachment Date, to the following persons (each, a “Permitted Transferee”): (i) the officers, directors, and employees of the Company and of Cantor Fitzgerald, (ii) relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death in the case of individuals or pursuant to applicable law or organizational documents upon dissolution in the case of entities, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of our securities, (vi) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price at which the Warrants were originally purchased, or (vii) to the Company for no value for cancellation in connection with the consummation of the Business Combination, in each case (except for clause (vii) or with our prior consent) where the Permitted Transferee agrees to be bound by the transfer and other restrictions set forth in the Subscription Agreement and other documents signed by the initial holder in connection with the Private Offering.

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6. Redemption.

6.1. Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock has been at least $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period (“30-Day Trading Period”) ending on the third business day prior to the date on which notice of redemption is given and provided further that there is a current registration statement in effect with respect to the shares of Common Stock underlying the Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the Redemption Date (defined below).

6.2. Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the Registered Holders of the Warrants at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3. Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the Record Holder of the Warrants shall have no further rights with respect to the Warrants except to receive the Redemption Price upon surrender of the Warrants.

6.4 Private Warrants Not Redeemable. So long as the Private Warrants or Working Capital Warrants are held by the initial holders or their Permitted Transferee, the provisions of Section 6 do not apply to them and such Private Warrants and Working Capital Warrants may not be redeemed by the Company.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Shareholder. A Warrant does not entitle the Registered Holder to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights, to vote, to consent, or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

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7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Common Stock.

(a) The Company agrees that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, it shall use its best efforts to file with the SEC a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of the shares of Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to qualify for sale, in those states in which the Warrants were initially offered by the Company, the shares of Common Stock issuable upon exercise of the Warrants. In either case, the Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its best efforts to register such securities under the “blue sky” laws of the states of residence of the exercising Registered Holders to the extent an exemption from registration is not available.

(b) If any such post-effective amendment or registration statement has not been declared effective by the 60-day anniversary following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st day after the closing of the Business Combination and ending upon such post-effective amendment or registration statement being declared effective by the SEC, and during any other period after such date of effectiveness when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the issuance of shares of Common Stock upon exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the shares of Common Stock issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under Section 7.4(a).

(c) The provisions of this Section 7.4 may not be modified, amended, or deleted without the prior written consent of Cantor Fitzgerald.

7.5 Post IPO Warrants. Any Post IPO Warrants, when and if issued, shall have the same terms and be in the same form as the Public Warrants.

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8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2. Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent, the Registered Holders, and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

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8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs, and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 or for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any Common Stock will when issued be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Common Stock through the exercise of Warrants.

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8.6 Waiver. The Warrant Agent hereby waives any right of set-off or any other right, title, interest, or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment, or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice, statement, or demand authorized by this Warrant Agreement to be given or made shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing), as follows:

To the Company:

Allegro Merger Corp.

777 Third Avenue, 37th Floor

New York, New York 10017

Attn: Chief Executive Officer

To the Warrant Agent:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

with a copy in each case to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attn: David Alan Miller, Esq.

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Attn: Stuart Neuhauser, Esq.

and

Cantor Fitzgerald & Co., LLC

1633 Broadway, 28th Floor

New York, NY 10019

Attn:

Facsimile: (646) 792-5610

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9.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties agree that any action, proceeding, or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and each irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the parties may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the parties in any action, proceeding, or claim.

9.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon or give to any person or corporation other than: (a) the parties hereto, (b) the Registered Holders of the Warrants and, (c) for the purposes of Sections 6.4, 7.4 and 9.8, hereof, Cantor Fitzgerald, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Registered Holders of the Warrants shall be deemed to be third party beneficiaries of this Warrant Agreement. Cantor Fitzgerald shall be deemed to be a third party beneficiary of this Warrant Agreement with respect to Sections 6.4, 7.4 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto (and the intended third party beneficiaries hereof) and their successors and assigns.

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

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9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting, or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of (i) sixty-five percent (65%) of the then outstanding Public Warrants and Private Warrants if such modification or amendment is being undertaken prior to, or in connection with, the consummation of a Business Combination or (ii) a majority of the then outstanding Warrants if such modification or amendment is being undertaken after the consummation of a Business Combination. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders. The provisions of this Section 9.8 may not be modified, amended, or deleted without the prior written consent of Cantor Fitzgerald.

9.9 Severability. This Warrant Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ALLEGRO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:	/s/ Kevin Jennings
Name: Kevin Jennings
Title: Vice President

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